UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2018

KKR & CO. INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	26-0426107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, Suite 4200 New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 750-8300
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 7, 2018, Kohlberg Kravis Roberts & Co. L.P., KKR Fund Holdings L.P., KKR Management Holdings L.P. and KKR International Holdings L.P. (collectively, the “Borrowers”) entered into and closed on an Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Borrowers, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, the lending institutions from time to time party thereto and HSBC Bank USA, National Association, as Administrative Agent, which amends and restates in its entirety the credit agreement, dated as of October 22, 2014, by and among the Borrowers, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, the lending institutions from time to time party thereto and HSBC Bank USA, National Association, as Administrative Agent.

The Credit Agreement provides the Borrowers with a senior unsecured multicurrency revolving credit facility (the “Credit Facility”) in an aggregate principal amount of $1.00 billion, as of the closing date, with the option to request an increase in the facility amount of up to an additional $500 million, for an aggregate principal amount of $1.50 billion, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders.  The Credit Facility is a five-year facility, scheduled to mature on December 7, 2023, with the Borrowers’ option to extend the maturity date, subject to the consent of the applicable lenders, and the Borrowers may prepay, terminate or reduce the commitments under the Credit Facility at any time without penalty.  Borrowings under the Credit Facility are available for general corporate purposes.  Interest on borrowings under the Credit Facility will be based on either London Interbank Offered Rate (LIBOR) or Alternate Base Rate, with the applicable margin per annum based on a corporate ratings-based pricing grid ranging from 56.5 basis points to 110 basis points (for LIBOR borrowings).  Based on current corporate ratings as of the closing date, the applicable margin is 79.5 basis points per annum.  The Borrowers have agreed to pay a facility fee on the total commitments (whether used or unused) at a rate per annum also based on a corporate ratings-based pricing grid ranging from 6 basis points to 15 basis points.   Based on current corporate ratings as of the closing date, the facility fee is 8 basis points per annum.  Borrowings under the Credit Facility are guaranteed by (i) KKR & Co. Inc., (ii) any other entity (other than the Borrowers) that guarantees the 6.375% Senior Notes due 2020, the 5.500% Senior Notes due 2043 or the 5.125% Senior Notes due 2044, issued, respectively, by KKR Group Finance Co. LLC, KKR Group Finance Co. II LLC and KKR Group Finance Co. III LLC and (iii) any other entity (other than the Borrowers) that guarantees the 0.509% Senior Notes due 2023, the 0.764% Senior Notes due 2025 or the 1.595% Senior Notes due 2038 issued by KKR Finance Co. IV LLC.

Certain other material terms of the Credit Agreement include:

•
financial covenants which require KKR & Co. Inc. and its subsidiaries to maintain a maximum consolidated leverage ratio (the ratio of total indebtedness (excluding the indebtedness of KKR Financial Holdings LLC and its subsidiaries to the extent it is not an obligation of any of the Borrowers, the guarantors or their respective subsidiaries) to fee and yield EBITDA) of no greater than 4.0x and to maintain at least $55 billion in fee paying assets under management;

•
customary affirmative covenants and certain negative covenants (subject to certain exceptions) which limit the ability of the Borrowers and the guarantors to, among other things, create liens on certain assets; and

•
customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments.

HSBC Bank USA, National Association or its affiliates have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for KKR & Co. Inc. and its subsidiaries, for which they have in the past and may in the future receive customary fees and commissions.

The foregoing description of the terms of the Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Credit Agreement, filed as Exhibit 10.1 to this report, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 7, 2018, KKR Management LLC, the sole holder of KKR & Co. Inc.’s Class B common stock, consented to the Credit Agreement pursuant to Section 10.03(a)(i) of the Certificate of Incorporation of KKR & Co. Inc.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1
Amended and Restated Credit Agreement, dated as of December 7, 2018, among Kohlberg Kravis Roberts & Co. L.P., KKR Fund Holdings L.P., KKR Management Holdings L.P. and KKR International Holdings L.P., the other borrowers from time to time party thereto, the guarantors from time to time party thereto, the lending institutions from time to time party thereto and HSBC Bank USA, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. INC.

Date: December 7, 2018	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary